Exhibit 99

DARA BioSciences Enters Into a Clinical Trial Collaboration With the Division of Cancer Prevention

(DCP), National Cancer Institute (NCI) for the Clinical Development of KRN5500

RALEIGH, N.C., April 27, 2010 (GLOBE NEWSWIRE) — DARA BioSciences, Inc. (Nasdaq:DARA) announced today that on April 26, 2010, DARA Therapeutics, a subsidiary of DARA BioSciences, and the Division of Cancer Prevention, National Cancer Institute (NCI), National Institutes of Health (NIH), entered into a Clinical Trials Agreement to advance the clinical study of KRN5500 for the treatment of Chemotherapy Induced Peripheral Neuropathy (CIPN) in patients with cancer. Under the terms of the collaboration, NCI will fund the studies and DARA will supply KRN5500 and placebo. NCI will utilize its established national network of investigators (Community Clinical Oncology Program – CCOP) to conduct the study. The plan is to commence the study in the second half of 2010.

KRN5500 is a novel non-opioid analgesic agent, a semi-synthetic derivative of spicamycin: (6-[4-Deoxy-4-[(2E,4E)-tetradecadienoylglycyl]amino-L-glycero-ß-L-manno-heptopyranosyl]amino-9H-purine). Recently, the company reported the successful results of its Phase 2 proof of concept clinical trial for treating neuropathic pain with KRN5500 in patients with cancer. This promising therapeutic agent met its primary endpoint when patients receiving KRN5500 demonstrated a statistically significant (p=0.03) reduction in pain from baseline, compared to patients receiving placebo.

The NIH, a part of the U.S. Department of Health and Human Services, is the primary Federal agency for conducting and supporting medical research. Helping to lead the way toward important medical discoveries that improve people’s health and save lives, NIH scientists investigate ways to prevent disease as well as the causes, treatments, and even cures for common and rare diseases. Composed of 27 Institutes and Centers, including NCI, the NIH provides leadership and financial support to researchers in every state and throughout the world.

About DARA

DARA BioSciences, Inc. is a Raleigh, North Carolina based biopharmaceutical development company that acquires promising therapeutic candidates and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND (Investigational New Drug) Applications from the United States FDA and are in clinical study. The Company has a pipeline of diverse drug candidates at various stages of development, with 82 granted patents and 56 pending applications (U.S. and foreign). The first drug candidate KRN5500 has successfully completed a Phase 2 clinical trial treating cancer patients for neuropathic pain. KRN5500 met its primary endpoint and was statistically significantly (p=0.03) better than placebo. A second Phase 2 clinical trial is planned to start during the second half of 2010. The second drug candidate DB959 is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type II diabetes. A Phase 1 clinical study for DB959 is underway and the Company plans to announce results in the second half of 2010. In addition, DARA owns CPT-1 inhibitors intended for topical application for patients with psoriasis, a library of DDPIV inhibitors and a diverse library of approximately 1800 PPAR agonists of various molecular modalities. PPAR receptors are found throughout the human body and recent publications report that PPAR agonists may be useful in the treatment of Alzheimer’s disease, cystic fibrosis, liver disease, and a variety of autoimmune diseases. Because its diverse PPAR library has the potential to address the unmet medical needs of these diseases, the company plans to explore several of these indications.

CONTACT:	Cameron Associates, Inc.
Kevin McGrath

212.245.4577
Kevin@cameronassoc.com